SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 25)

Mine Safety Appliances Company

(Name of Issuer)

Common Stock

(Title of Class of Securities)

602720104 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 602720104	Page 1 of 7 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons The PNC Financial Services Group, Inc. 25-1435979
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Pennsylvania

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 161,579 6) Shared Voting Power -0- 7) Sole Dispositive Power 139,412 8) Shared Dispositive Power 3,153,989

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,314,051* *See the response to Item 4.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) 8.89* *See the response to Item 4.
12)	Type of Reporting Person (See Instructions) HC

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 25)

Mine Safety Appliances Company

(Name of Issuer)

Common Stock

(Title of Class of Securities)

602720104 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 602720104	Page 2 of 7 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons PNC Bancorp, Inc. 51-0326854
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 161,579 6) Shared Voting Power -0- 7) Sole Dispositive Power 139,412 8) Shared Dispositive Power 3,153,989

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,314,051* *See the response to Item 4.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) 8.89* *See the response to Item 4.
12)	Type of Reporting Person (See Instructions) HC

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 25)

Mine Safety Appliances Company

(Name of Issuer)

Common Stock

(Title of Class of Securities)

602720104 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 602720104	Page 3 of 7 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons PNC Bank, National Association 22-1146430
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 112,979 6) Shared Voting Power -0- 7) Sole Dispositive Power 90,812 8) Shared Dispositive Power 3,153,989

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,265,451* *See the response to Item 4.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) 8.77* *See the response to Item 4.
12)	Type of Reporting Person (See Instructions) BK

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 25)

Mine Safety Appliances Company

(Name of Issuer)

Common Stock

(Title of Class of Securities)

602720104 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 602720104	Page 4 of 7 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons BlackRock Advisors, Inc. 23-2784752
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 48,600 6) Shared Voting Power -0- 7) Sole Dispositive Power 48,600 8) Shared Dispositive Power -0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 48,600
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) 0.13
12)	Type of Reporting Person (See Instructions) IA

Page 5 of 7 Pages

ITEM 2(a) - NAME OF PERSON FILING:

The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.;

PNC Bank, National Association; and BlackRock Advisors, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc. - 300 Delaware Avenue, Suite 304, Wilmington, DE 19801

PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

BlackRock Advisors, Inc. - 100 Bellevue Parkway, Wilmington, DE 19809

ITEM 2(c) - CITIZENSHIP:

The PNC Financial Services Group, Inc. - Pennsylvania

PNC Bancorp, Inc. - Delaware

PNC Bank, National Association - United States

BlackRock Advisors, Inc. - Delaware

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK

                WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	☒	Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act;
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act;
(e)	☒	An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☒	A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2004:

(a) Amount Beneficially Owned:			3,314,051 shares	*

(b) Percent of Class:			8.89	*

(c) Number of shares to which such person has:
(i	)	sole power to vote or to direct the vote	161,579
(ii	)	shared power to vote or to direct the vote	-0-
(iii	)	sole power to dispose or to direct the disposition of	139,412
(iv	)	shared power to dispose or to direct the disposition of	3,153,989

*	On June 4, 1996, the Mine Safety Appliances Company Stock Compensation Trust (the “Trust”), of which PNC Bank, National Association, acts as Trustee, purchased 600,000 shares of common stock, no par value, of Mine Safety Appliances Company (the “Company”). The purchase price for such common stock was paid for by a loan from the Company to the Trustee as evidenced by a promissory note. The Trust was established and the Company’s common stock so purchased to provide assurance of the availability of the shares of the Company’s common stock necessary to satisfy certain obligations of

Page 6 of 7 Pages

the Company and its subsidiaries under certain designated non-qualified employee plans, in accordance with a Trust Agreement effective as of June 1, 1996. On May 25, 2000, the Company declared a 3-for-1 stock split thereby increasing the number of total shares in the Trust from 600,000 to 1,800,000. Pursuant to this amendment to Schedule 13G, PNC Bank, National Association, as Trustee of the Trust, reports that it is deemed to have no voting power, but may have shared dispositive power, with respect to the 3,151,222 shares held in the Trust as of December 31, 2004. The filing of this amendment does not constitute, and should not be construed as, an admission that either PNC Bank, National Association, as Trustee of the Trust, or the Trust beneficially owns such securities. In connection therewith, the Trustee and the Trust disclaim beneficial ownership of such securities.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED

                THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

BlackRock Advisors, Inc. - IA (indirect subsidiary of PNC Bancorp, Inc.)

ITEM 10 - CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2005
Date

By:	/s/ Joan L. Gulley
Signature - The PNC Financial Services Group, Inc.

Joan L. Gulley, Vice President
Name & Title

February 10, 2005
Date

By:	/s/ Maria C. Schaffer
Signature - PNC Bancorp, Inc.

Maria C. Schaffer, Executive Vice President
Name & Title

February 10, 2005
Date

By:	/s/ Joan L. Gulley
Signature - PNC Bank, National Association

Joan L. Gulley, Executive Vice President
Name & Title

February 10, 2005
Date

By:	/s/ Robert S. Kapito
Signature - BlackRock Advisors, Inc.

Robert S. Kapito, Vice Chairman
Name & Title

AN AGREEMENT TO FILE A JOINT STATEMENT FOR

THE PNC FINANCIAL SERVICES GROUP, INC.,

PNC BANCORP, INC. AND PNC BANK, NATIONAL ASSOCIATION

WAS PREVIOUSLY FILED AS EXHIBIT A TO AMENDMENT NO. 11

Page 7 of 7 Pages

EXHIBIT A

AGREEMENT

February 10, 2005

The undersigned hereby agrees to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the “Act”) in connection with their beneficial ownership of Common Stock issued by Mine Safety Appliances Company.

The undersigned states that it is entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.

The undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning themselves contained therein but is not responsible for the completeness or accuracy of the information concerning the other joint filers.

This Agreement applies to any amendments to Schedule 13G.

BLACKROCK ADVISORS, INC.

BY:	/s/ Robert S. Kapito
Robert S. Kapito, Vice Chairman